EXHIBIT 4. Under Item 601(4) of Regulation S-B of the Securities Act of 1933.

Instruments defining the rights of security holders, including indentures.
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ARTICLE V AND VI OF THE ARTICLES OF  AMENDMENT TO THE ARTICLES OF  INCORPORATION
OF MESA COUNTRY BREWING CO.


                                    ARTICLE V
                                Capital Structure
                                -----------------

     Section 1. Authorized Capital. The aggregate number of shares and the amount of the total authorized capital of said Corporation shall consist of 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. The preferred shares shall have the preference of upon dissolution or winding up of the company, the preferred shareholders as a group shall receive 10% of the assets of the company to be distributed pro rata prior to the distribution of assets to the holders of common stock.

     Section 2. Share Status. All common shares will be equal to each other, and when issued, shall be fully paid and nonassessable, and the private property of shareholders shall not be liable for corporate debts. Preferred shares shall have such preferences and voting rights as the Directors may assign to them prior to issuance. Each holder of a common share of record shall have one vote for each share of stock outstanding in his name on the books of the Corporation and shall be entitled to vote said stock. Each holder of a preferred share of record shall have one vote for each share of stock outstanding in his name on the books of the Corporation, if such voting right was assigned by the Board of Directors upon issuance.

     Section 3. Consideration for Shares. The stock of the Corporation shall be issued for such consideration as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be nonassessable.

     Section 4. Pre-Emptive Rights. Except as may otherwise be provided by the Board of Directors, holders of shares of stock of the Corporation shall have no pre-emptive right to purchase, subscribe for or otherwise acquire shares of stock of the Corporation, rights, warrants or options to purchase stocks or securities of any kind convertible into stock of the Corporation.

     Section 5. Dividends. Dividends in cash, property or shares of the Corporation may be paid, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

     Section 6. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, pro rata to the holders of the common stock, subject to preferences, if any, granted to holders of the preferred shares. The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation from stated capital of the Corporation, in cash or property, without the vote of the shareholders, in the manner permitted and upon compliance with limitations imposed by law.


                                   ARTICLE VI
                             Voting by Shareholders
                             ----------------------

     Section 1. Voting Rights; Cumulative Voting. Each outstanding share of common stock is entitled to one vote and each fractional share of common stock is entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of Directors of the Corporation and every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are Directors to be elected, and for whose election he has a right to vote. Preferred shares are to have the same voting rights as common shares if so designated by the Board of Directors upon issuance.

     Section 2. Majority Vote. Except as otherwise provided herein, when, with respect to any action to be taken by the Shareholders of the Corporation, the Colorado Business Corporation Act requires the vote or concurrence of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, any and every such action shall be taken, notwithstanding such requirements of the Colorado Business Corporation Act, by the vote or concurrence of the holders of a majority of the outstanding shares entitled to vote thereon, or of any class or series.




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